Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members and Board of Directors

Carbon Appalachian Company, LLC

Denver, Colorado

OPINION ON THE FINANCIAL STATEMENTS

We have audited the accompanying consolidated balance sheet of Carbon Appalachian Company, LLC (the “Company”) as of December 31, 2017, and the related consolidated statements of operations, members’ equity, and cash flows, for the period from April 3, 2017 through December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017, and the results of its operations and its cash flows for the period from April 3, 2017 through December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

BASIS FOR OPINION

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with relevant ethical requirements relating to our audit.

We conducted our audit in accordance with the auditing standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ EKS&H LLLP
EKS&H LLLP

March 31, 2018

Denver, Colorado

We have served as the Company’s auditor since 2017.

CARBON APPALACHIAN COMPANY, LLC

Consolidated Balance Sheet

(In thousands)

December 31,
2017
ASSETS

Current assets:
Cash and cash equivalents	$4,512
Accounts receivable:
Revenue	10,682
Trade receivables	1,569
Commodity derivative asset	1,884
Inventories	1,660
Prepaid expense and deposits	487
Total current assets	20,794

Property and equipment (note 4)
Oil and gas properties, full cost method of accounting:
Proved, net	82,622
Unproved	1,780
Other property, plant, and equipment, net	12,677
Total property and equipment	97,079

Other non-current assets	683
Total assets	$118,556

LIABILITIES AND MEMBERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$12,070
Due to related parties (note 11)	1,852
Firm transportation contract obligation	4,285
Total current liabilities	18,207

Non-current liabilities:
Asset retirement obligations	4,789
Firm transportation contract obligation	14,843
Production and property taxes payable	1,813
Revolver (note 5)	37,975
Total non-current liabilities	59,420

Commitments and contingencies (note 9)

Members’ equity:
Members’ contributions	37,924
Retained earnings	3,005
Total members’ equity	40,929

Total liabilities and members’ equity	$118,556

See accompanying Notes to Consolidated Financial Statements.

CARBON APPALACHIAN COMPANY, LLC

Consolidated Statement of Operations

(In thousands)

For the period April 3, 2017 (inception) through December 31, 2017

Revenue:
Natural gas sales	$16,128
Oil sales	685
Transportation and handling	911
Marketing gas sales	11,315
Commodity derivative gain	2,545
Total revenue	31,584

Expenses:
Lease operating	5,587
Transportation, gathering, and compression	4,160
Production and property taxes	1,464
Marketing gas purchases	9,290
General and administrative	2,044
Depreciation, depletion and amortization	2,439
Accretion of asset retirement obligations	198
Management and operating fee, related party (note 11)	1,582
Total expenses	26,764

Operating income	4,820

Other expenses:
Class B Units issuance (note 10)	924
Interest expense	891
Total other expense	1,815

Net income	$3,005

 See accompanying Notes to Consolidated Financial Statements.

CARBON APPALACHIAN COMPANY, LLC

Consolidated Statement of Members’ Equity

(In thousands, except unit amounts)

	Members’ Contributions							Total
	Class A Units	Amount	Class B Units	Amount	Class C Units	Amount	Retained Earnings	Members’ Equity
April 3, 2017	-	$-		$-	-	$-	$-	$-
Initial capital members’ unit contributions (note 10)	37,000	37,000	1,000	924	121	-	-	37,924
Net income	-	-	-	-	-	-	3,005	3,005
Balances at December 31, 2017	37,000	$37,000	1,000	$924	121	$-	$3,005	$40,929

See accompanying Notes to Consolidated Financial Statements.

CARBON APPALACHIAN COMPANY, LLC

Consolidated Statement of Cash Flows

(In thousands)

For the period from April 3, 2017 (inception) through December 31,
2017

Cash flows from operating activities:
Net income	$3,005
Items not involving cash:
Depreciation, depletion and amortization	2,439
Accretion of asset retirement obligations	198
Commodity derivative gain	(2,039)
Amortization of Revolver issuance costs	79
Class B units issuance	924
Net change in:
Accounts receivable	(12,168)
Inventories	270
Prepaid expense and deposits	(307)
Accounts payable, accrued liabilities and firm transportation contract obligation	10,184
Due to related parties	1,852
Net cash provided by operating activities	4,437

Cash flows from investing activities:
Development of oil and gas properties and other property, plant, and equipment	(528)
Acquisition of oil and gas properties	(73,585)
Other non-current assets	(124)
Net cash used in investing activities	(74,237)

Cash flows from financing activities:
Members’ contributions	37,000
Proceeds from Revolver	37,975
Payments of Revolver issuance costs	(663)
Net cash provided by financing activities	74,312

Net increase in cash and cash equivalents	4,512

Cash and cash equivalents, beginning of period	-

Cash and cash equivalents, end of period	$4,512

See note 12 – Supplemental Cash Flow Disclosure

See accompanying Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements

Note 1 – Organization

On December 16, 2016, Carbon Appalachian Company, LLC (the “Company” or “CAC”) was formed, as a Delaware limited liability company, by Carbon Natural Gas Company (“Carbon”) a Delaware Corporation, entities managed by Yorktown Energy Partners XI, L.P. (“Yorktown”), and entities managed by Old Ironsides (“Old Ironsides”), to acquire producing assets in the Appalachian Basin in Kentucky, Tennessee, Virginia and West Virginia. The Company began substantial operations on April 3, 2017 (“Inception”). The Company is engaged primarily in acquiring, developing, exploiting, producing, processing, marketing, and transporting oil and natural gas in the Appalachia Basin.

Equity and ownership

On April 3, 2017, Carbon, Yorktown and Old Ironsides entered in to a limited liability company agreement (the “Carbon Appalachia LLC Agreement”), with an initial equity commitment of $100.0 million, of which $37.0 million has been contributed as of December 31, 2017.

On April 3, 2017, the Company (i) issued Class A Units to Carbon, Yorktown and Old Ironsides for an aggregate cash consideration of $12.0 million, (ii) issued Class B Units to Carbon, and (iii) issued Class C Units to Carbon. Additionally, Carbon Appalachia Enterprises, LLC, formerly known as Carbon Tennessee Company, LLC (“Carbon Appalachia Enterprises”), a subsidiary of the Company, entered into a 4-year $100.0 million senior secured asset-based revolving credit facility with LegacyTexas Bank (the “Revolver”) with an initial borrowing base of $10.0 million.

On April 3, 2017, borrowings under the Revolver, along with the initial equity contributions made to the Company, were used to complete the acquisition of natural gas producing properties and related facilities located predominantly in Tennessee (the “Knox-Coalfield Acquisition”). The purchase price was $20.0 million, subject to normal and customary closing adjustments. Carbon Appalachia Enterprises used $8.5 million drawn from the credit facility toward the purchase price.

In connection with Carbon entering into the Carbon Appalachia LLC Agreement, and Carbon Appalachia engaging in the transactions described above, Carbon received 1,000 Class B units and issued to Yorktown a warrant to purchase approximately 408,000 shares of Carbon’s common stock at an exercise price dictated by the warrant agreement (the “Appalachia Warrant”). The Appalachia Warrant is payable exclusively with Class A Units of Carbon Appalachia held by Yorktown. On November 1, 2017, Yorktown exercised the Appalachia Warrant, resulting in Carbon acquiring 2,940 Class A Units from Yorktown.

Net proceeds from the April 3, 2017 transactions were used by the Company to complete the Knox-Coalfield, Enervest, and Cabot(defined below). The remainder of the net proceeds were used to fund field development projects, future complementary acquisitions, and working capital.

On August 15, 2017, the Carbon Appalachia LLC Agreement was amended and, as a result, Carbon will contribute its initial commitment of future capital contributions as well as Yorktown’s, and Yorktown will not participate in future capital contributions. The Company issued Class A Units to Carbon and Old Ironsides for an aggregate cash consideration of $14.0 million. The borrowing base of the Revolver increased to $22.0 million and Carbon Appalachia Enterprises borrowed $8.0 million under the Revolver.

On August 15, 2017, Carbon Appalachia completed the acquisition of natural gas producing properties and related facilities located predominantly in the state of West Virginia (the “Enervest Acquisition”). The purchase price was $21.5 million, subject to normal and customary closing adjustments. The contributions from members and funds drawn from the credit facility were used to pay the purchase price.

On September 29, 2017, the Company issued Class A Units to Carbon and Old Ironsides for an aggregate cash consideration of $11.0 million. The Revolver was amended to include East West Bank as a participating lender, the borrowing base of the Revolver increased to $50.0 million and Carbon Appalachia Enterprises borrowed $20.4 million from the Revolver.

On September 29, 2017, Carbon Appalachia completed the acquisition of natural gas producing properties, natural gas gathering pipelines and related facilities located predominantly in the state of West Virginia (the “Cabot Acquisition”). The purchase price was $41.3 million, subject to normal and customary closing adjustments. The contributions from members and funds drawn from the credit facility were used to pay the purchase price.

On November 30, 2017, Carbon Appalachia Enterprises amended the Revolver, resulting in the addition of Bank SNB as a participating lender. The borrowing base of $50.0 million was unchanged.

As of December 31, 2017, Old Ironsides holds 27,195 Class A Units, which equates to 72.76% Aggregate Share ownership of the Company and Carbon holds (i) 9,805 Class A Units, (ii) 1,000 Class B Units and (iii) 121 Class C Units, which equates to 27.24% Aggregate Share ownership of the Company.

As of December 31, 2017, the Revolver’s borrowing base is $50.0 million, of which $38.0 million is outstanding.

Note 2 – Summary of Significant Accounting Policies

Accounting policies used by the Company reflect industry practices and conform to accounting principles generally accepted in the United States of America. The more significant of such accounting policies are briefly discussed below.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its consolidated subsidiaries. The Company’s subsidiaries consist of Carbon Tennessee Mining Company, LLC, Carbon Appalachia Group, LLC, Carbon Appalachia Enterprises, LLC, Coalfield Pipeline Company, Knox Energy, LLC, Carbon West Virginia Company, LLC and Cranberry Pipeline Corporation. All significant intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents

Cash and cash equivalents have been generally invested in money market accounts, certificates of deposits and other cash equivalents with maturities of three months or less. Such investments are deemed to be cash equivalents for purposes of the consolidated financial statements. The carrying amount of cash equivalents approximate fair value because of the short maturity and high credit quality of these investments. At times, the Company may have cash and cash equivalent balances more than federal insured amounts within their accounts.

The Company continually monitors its position with and the credit quality of the financial institutions in which it invests.

Accounts Receivable

The Company’s accounts receivable include i) revenue receivables primarily comprised of revenues from gas marketing sales from large, well-known industrial companies totaling approximately $8.3 million; and ii) revenue receivables primarily comprised of oil and natural gas revenues from producing wells activities and from other large well-known exploration and production companies and recorded on a net basis to the Company’s revenue interest totaling approximately $2.4 million.

A purchaser imbalance asset occurs when the Company delivers more natural gas than it nominated to deliver to the purchaser and the purchaser pays only for the nominated amount. Conversely, a purchaser imbalance liability occurs when the Company delivers less natural gas than it nominated to deliver to the purchaser and the purchaser pays for the amount nominated. As of December 31, 2017, the Company had a purchaser imbalance receivable of approximately $194,000 which is recognized as a current asset in trade receivables on the consolidated balance sheet.

Trade receivables are those from joint interest billing in the properties that the Company operates which are subject to joint operating agreements as well as any outstanding receivables associated with its acquisitions. As of December 31, 2017, trade receivables included approximately $1.6 million associated with the Cabot Acquisition. The Company grants credit to all qualified customers, which potentially subjects the Company to credit risk resulting from, among other factors, adverse changes in the oil, natural gas, and natural gas liquids production in which the Company operates and the financial condition of its customers. The Company continuously monitors collections and payments from its customers and is developing historical experience with specific customer collection issues that it has identified. At December 31, 2017, the Company had not identified any collection issues related to its oil and gas operations and therefore no allowance for doubtful accounts was provided for.

Prepaid Expense and Deposits

The Company’s prepaid expense and deposit account is comprised of prepaid insurance, bonds and the current portion of unamortized Revolver issuance costs. The remaining unamortized Revolver issuance costs are within other non-current assets. As of December 31, 2017, the total unamortized Revolver issuance costs are $584,000, of which $180,000 are included in prepaid expense and deposits.

Inventories

Inventories, which consist primarily of natural gas, are recorded at the lower of cost or net realizable value.

Gas that is available for immediate use, referred to as working gas, is recorded within current assets.

Inventory consists of material and supplies used in connection with the Company’s maintenance, storage and handling. These inventories are stated at the lower of cost or net realizable value.

Other Non-Current Assets

Other non-current assets are comprised of bonds, the non-current portion of unamortized Revolver issuance costs and the non-current portion of derivative liabilities.

Revenue

The Company recognizes revenues for sales and services when persuasive evidence of an arrangement exists, when custody is transferred, or services are rendered, fees are fixed or determinable and collectability is reasonably assured.

The Company recognizes an asset or a liability, whichever is appropriate, for revenues associated with over-deliveries or under-deliveries of natural gas to purchasers.

Natural Gas and Oil Sales

Oil and natural gas revenues are recognized when production volumes are sold to a purchaser at a fixed or determinable price, delivery has occurred, title has transferred, and collectability is reasonably assured. Natural gas and oil revenues are recognized based on the Company’s net revenue interest.

Marketing Gas Revenue

The Company sells production purchased from third parties as well as production from its own oil and gas producing properties. From Inception through December 31, 2017, approximately $9.9 million in intercompany activity is eliminated between revenue – marketing and gas purchases - marketing on the statement of operations.

Storage

Under fee-based arrangements, the Company receives a fee for storing natural gas. The revenues earned are directly related to the volume of natural gas that flows through the Company’s systems and are not directly dependent on commodity prices.

Transportation, gathering, and compression

The Company generally purchases natural gas from producers at the wellhead or other receipt points, gathers the wellhead natural gas through our gathering system, and then sells the natural gas based on published index market prices. The Company remits to the producers either an agreed-upon percentage of the actual proceeds that we receive from our sales of natural gas or an agreed-upon percentage of the proceeds based on index related prices for the natural gas, regardless of the actual amount of the sales proceeds we receive. The Company’s revenues under percent-of-proceeds/index arrangements generally correlates with the price of natural gas.

Concentrations of Credit Risk

There are numerous significant purchasers in the areas where the Company sells its production and demand for the Company’s products remains high. Management does not believe that changing its primary purchasers or a loss of any other single purchaser would materially impact the Company’s business. For the period from Inception through December 31, 2017, one customer accounted for 30% of total third-party revenues. As of December 31, 2017, the same customer accounted for 16% of trade receivable and three other customers accounted for 38% of trade receivable.

Accounting for Oil and Gas Operations

The Company uses the full cost method of accounting for oil and gas properties. Accordingly, all costs related to the acquisition, exploration and development of oil and gas properties, including costs of undeveloped leasehold, dry holes and leasehold equipment, are capitalized. Overhead costs incurred that are directly identified with acquisition, exploration and development activities undertaken by the Company for its own account, and which are not related to production, general corporate overhead or similar activities, are also capitalized.

Unproved properties are excluded from amortized capitalized costs until it is determined whether or not proved reserves can be assigned to such properties. The Company assesses its unproved properties for impairment at least annually. Significant unproved properties are assessed individually. From Inception through December 31, 2017, the Company did not recognize an unproved property impairment.

Capitalized costs are depleted by an equivalent unit-of-production method, converting gas to oil at the ratio of six thousand cubic feet of natural gas to one barrel of oil. Depletion is calculated using capitalized costs, including estimated asset retirement costs, plus estimated future expenditures (based on current costs) to be incurred in developing proved reserves and related estimated asset retirement costs, net of estimated salvage values.

No gain or loss is recognized upon disposal of oil and gas properties unless such disposal significantly alters the relationship between capitalized costs and proved reserves. All costs related to production activities, including work-over costs incurred solely to maintain or increase levels of production from an existing completion interval, are charged to expense as incurred.

The Company performs a ceiling test on a quarterly basis. The full cost ceiling test is a limitation on capitalized costs prescribed by SEC Regulation S-X Rule 4-10. The ceiling test is not a fair value-based measurement, rather it is a standardized mathematical calculation. The ceiling test provides that capitalized costs less related accumulated depletion and deferred income taxes may not exceed the sum of (1) the present value of future net revenue from estimated production of proved oil and gas reserves using the unweighted arithmetic average of the first-day-of-the month price for the previous twelve month period, excluding the future cash outflows associated with settling asset retirement obligations that have been accrued on the Balance Sheet, at a discount factor of 10%; plus (2) the cost of properties not being amortized, if any; plus (3) the lower of cost or estimated fair value of unproved properties included in the costs being amortized, if any; less (4) income tax effects related to differences in the book and tax basis of oil and gas properties. Should the net capitalized costs exceed the sum of the components noted above, a ceiling test write-down or impairment would be recognized to the extent of the excess capitalized costs. Such impairments are permanent and cannot be recovered in future periods even if the sum of the components noted above exceeds capitalized costs in future periods.

From Inception through December 31, 2017, the Company did not recognize a ceiling test impairment. Future declines in oil and natural gas prices could result in impairments of the Company’s oil and gas properties in future periods. The effect of price declines will impact the ceiling test value until such time commodity prices stabilize or improve. Impairments are a non-cash charge and accordingly would not affect cash flows but would adversely affect the Company’s results of operations and members’ equity.

We capitalize interest in accordance with Financial Accounting Standards Board (“FASB”) ASC 932-835-25, Extractive Activities-Oil and Gas, Interest. Therefore, interest is capitalized for any unusually significant investments in unproved properties or major development projects not currently being depleted. We capitalize the portion of general and administrative costs that is attributable to our acquisition, exploration and development activities.

Oil and Gas Reserves

Oil and gas reserves represent theoretical quantities of crude oil, natural gas, and natural gas liquids (“NGL”) which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. There are numerous uncertainties inherent in estimating oil and gas reserves and their values, including many factors beyond the Company’s control. Accordingly, reserve estimates and the projected economic value of the Seneca properties will differ from the actual future quantities of oil and gas ultimately recovered and the corresponding value associated with the recovery of these reserves.

Other Property and Equipment

Other property and equipment are recorded at cost. Costs of renewals and improvements that substantially extend the useful lives of the assets are capitalized. Maintenance and repair costs which do not extend the useful lives of property and equipment are charged to expense as incurred. Depreciation and amortization is calculated using the straight-line method over the estimated useful lives of the assets. Office furniture, automobiles, and computer hardware and software are depreciated over three to five years. Buildings are depreciated over 27.5 years, and pipeline facilities and equipment are depreciated over twenty years. Leasehold improvements are depreciated, using the straight-line method, over the shorter of the lease term or the useful life of the asset. When other property and equipment is sold or retired, the capitalized costs and related accumulated depreciation and amortization are removed from the accounts.

Base Gas

Gas that is used to maintain wellhead pressures within the storage fields, referred to as non-working gas, is recorded other property and equipment on the consolidated balance sheet. Base gas is held in a storage field that is not intended for sale but is required for efficient and reliable operation of the facility.

Long-Lived Assets

The Company reviews its long-lived assets other than oil and gas properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered. The Company looks primarily to the estimated undiscounted future cash flows in its assessment of whether long-lived assets have been impaired. During the period ended December 31, 2017, the Company did not recognize any impairment.

Asset Retirement Obligations

The Company’s asset retirement obligations (“ARO”) relate to future costs associated with the plugging and abandonment of oil and gas wells, removal of equipment and facilities from leased acreage and returning such land to its original condition. The fair value of a liability for an ARO is recorded in the period in which it is incurred or assumed, and the cost of such liability is recorded as an increase in the carrying amount of the related long-lived asset by the same amount for asset acquisitions. The liability is accreted each period and the capitalized cost is depleted on a units-of-production basis as part of the full cost pool. Revisions to estimated ARO result in adjustments to the related capitalized asset and corresponding liability.

The estimated ARO liability is based on estimated economic lives, estimates as to the cost to abandon the wells in the future, and federal and state regulatory requirements. The liability is discounted using a credit-adjusted risk-free rate estimated at the time the liability is incurred or increased from a reassessment of expected cash flows and assumptions inherent in the estimation of the liability. Revisions to the liability could occur due to changes in estimated abandonment costs or well economic lives, or if federal or state regulators enact new requirements regarding the abandonment of wells. ARO is valued utilizing Level 3 fair value measurement inputs (note 7).

The following table is a reconciliation of ARO (in thousands).

For the period from Inception through December 31, 2017

Balance at beginning of period	$-
Additions from acquisitions during period	4,591
Accretion expense	198

Balance at end of period	$4,789

For the period from Inception through December 31, 2017, the addition of approximately $4.6 million to ARO is primarily due to the acquisition of producing oil and natural gas properties in the Appalachian Basin. See note 3 for further discussion on the acquisitions.

Lease Operating

Lease operating and gathering, compression, and transportation expenses are costs incurred to bring oil and natural gas out of the ground and to market, together with costs incurred to maintain our producing properties. Costs include maintenance, repairs, pipeline operations and workover expenses related to our oil and gas properties, and pipeline facilities and equipment.

Production and Property Taxes

Production and property taxes consist of severance and ad valorem taxes and are paid on oil and natural gas produced based on a percentage of market prices or at fixed rates established by federal, state or local taxing authorities.

Financial Instruments

The Company’s financial instruments include cash and cash equivalents, accounts receivables, accounts payables and accrued liabilities, due to related parties, commodity derivative instruments and note payable. The carrying value of cash and cash equivalents, accounts receivables, accounts payables and accrued liabilities and due to related parties are representative of their fair value, due to the short maturity of these instruments. The Company’s commodity derivative instruments are recorded at fair value, as discussed below and in note 8. The Revolver approximated fair value with a variable interest rate, which is representative of the Company’s credit adjusted borrowing rate plus London Inter-Bank Offered Rate (“LIBOR”). As of December 31, 2017, the Revolver had an effective interest rate of 5.34%.

Commodity Derivative Instruments

The Company enters into commodity derivative contracts to manage its exposure to oil and natural gas price volatility with an objective to reduce its exposure to downward price fluctuations. Commodity derivative contracts may take the form of futures contracts, swaps, collars or options. The Company has elected not to designate its derivatives as cash flow hedges. All derivatives are initially and subsequently measured at estimated fair value and recorded as assets or liabilities on the consolidated balance sheet and the changes in fair value are recognized as gains or losses in revenues in the consolidated statement of operations.

Income Taxes

The Company has elected to be treated as a partnership for income tax purposes. Accordingly, taxable income and losses are reported on the income tax returns of the Company’s members and no provision for income taxes has been recorded on the accompanying financial statements. Interest and penalties associated with tax positions are recorded in the period assessed as general and administrative expenses. The Company’s tax returns are subject to examination by tax authorities through the current period for state and federal tax reporting purposes.

Pursuant to the Bipartisan Budget Act of 2015 (the “Act”), as of January 1, 2018, the Act allows the adjustment resulting from IRS audits of partnerships to be assessed at the partnership level.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and expenses and disclosure of contingent assets and liabilities. Significant items subject to such estimates and assumptions include the carrying value of oil and gas properties, estimates of proved oil and gas reserve volumes and the related depletion and present value of estimated future net cash flows and the ceiling test applied to capitalized oil and gas properties, determining the amounts recorded for fair value of commodity derivative instruments, fair value of assets acquired and liabilities assumed qualifying as business combination or asset acquisition, estimated lives of other property and equipment, asset retirement obligations and accrued liabilities and revenues.

Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). The objective of ASU 2014-09 is to clarify the principles for recognizing revenue and to develop a common revenue standard for Generally Accepted Accounting Principles in the United States (“GAAP”) and International Financial Reporting Standards (“IFRS”). The FASB subsequently issued ASU 2015-14, ASU 2016-08, ASU 2016-10, ASU 2016-12 and ASU 2016-20, which deferred the effective date of ASU 2014-09 and provided additional implementation guidance. These ASUs are effective for the Company for fiscal years, beginning after December 15, 2019. The standards permit retrospective application using either of the following methodologies: (i) restatement of each prior reporting period presented (the “full retrospective approach”) or (ii) recognition of a cumulative-effect adjustment as of the date of the initial application (the “modified retrospective approach”). The Company plans to adopt these ASUs effective January 1, 2019, using the modified retrospective approach. The Company is in the process of assessing its contracts with customers and evaluating the effect of adopting these standards on its financial statements, accounting policies, internal controls and disclosures.

In February 2016, the FASB issued ASU No. 2016-02, Leases (“ASU 2016-02”). The objective of this ASU, as amended, is to increase transparency and comparability among organizations by recognizing lease assets and liabilities on the consolidated balance sheet and disclosing key information about leasing arrangements. ASU 2016-02 is effective for fiscal years, beginning after December 15, 2020 and should be applied using a modified retrospective approach. Early adoption is permitted. The Company is currently evaluating the impact on its financial statements of adopting ASU 2016-02.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. These amendments change the measurement of credit losses for most financial assets and certain other instruments that are not measured at fair value through results of operations. The amendments in this update affect investments in loans, investments in note securities, trade receivables, net investments in leases, off balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. The amendments replace the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. ASU 2016-13 is effective for fiscal years, beginning after December 15, 2021. The Company is currently evaluating the impact on its financial statements of adopting ASU 2016-13.

Recently Adopted Accounting Pronouncement

In January 2017, the FASB issued ASU 2017-01, Clarifying the Definition of a Business, which clarifies the definition of “a business” to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The standard introduces a screen for determining when assets acquired are not a business and clarifies that a business must include, at a minimum, an input and a substantive process that contribute to an output to be considered a business. The Company elected to adopt this pronouncement effective April 3, 2017.

Note 3 – Acquisitions

Knox-Coalfield

On April 3, 2017, the Company acquired natural gas producing properties and related facilities located predominantly in Tennessee for a purchase price of $20.0 million, subject to normal purchase adjustments, with an effective date of February 1, 2017, for oil and gas assets and April 3, 2017 for the corporate entity acquired (the “Knox-Coalfield Acquisition”). Consideration to fund the Knox-Coalfield Acquisition was provided by contributions from the Company’s members of $12.0 million and $8.5 million in funds drawn from its Revolver (note 5).

The Knox-Coalfield Acquisition qualified as a business combination as defined by Accounting Standards Codification (“ASC”) 805, Business Combinations and, as such, the Company estimated the fair value of the assets acquired and liabilities assumed as of the closing date of April 3, 2017.

The Company, utilizing the assistance of third-party valuation specialists, considered various factors in its estimate of fair value of the acquired assets including (i) reserves, (ii) production rates, (iii) future operating and development costs, (iv) future commodity prices, including price differentials, (v) future cash flows, (vi) a market participant-based weighted average cost of capital, and (vii) real estate market conditions.

The Company expensed approximately $457,000 of transaction and due diligence costs related to the Knox-Coalfield Acquisition that were included in general and administrative expenses in the accompanying consolidated statement of operations for the period ended December 31, 2017.

The allocation of the purchase price is considered preliminary and is subject to change upon completion of the determination of the fair value of all assets acquired and liabilities assumed. The Company continues to work with our third-party valuation specialists to finalize the fair value of the pipeline and oil and gas assets and expects to finalize the valuation by April 3, 2018. The following table summarizes the preliminary consideration paid and the estimated fair value of the assets acquired and liabilities assumed.

Consideration paid:
Cash consideration	$19,055

Recognized amounts of identifiable assets acquired and liabilities assumed:
Proved oil and gas properties	$12,228
Unproved oil and gas properties	1,774
Property, plant, and equipment	5,858
Asset retirement obligation	(772)
Accounts payable and accrued liabilities	(33)
Total net assets acquired	$19,055

The Company commenced operations on April 3, 2017. The Knox-Coalfield Acquisition closed April 3, 2017, and accordingly, the Company’s consolidated statement of operations for the period ended December 31, 2017 includes the results of operations from April 3, 2017 to December 31, 2017 of the properties acquired, including approximately $4.0 million of revenue.

Enervest

On August 15, 2017, the Company acquired natural gas producing properties and related facilities located predominantly in the state of West Virginia for a purchase price of $21.5 million, subject to normal purchase adjustments, with an effective date of May 1, 2017 (“Enervest Acquisition”). Consideration to fund the Enervest Acquisition was provided by contributions from the Company’s members of $14.0 million and $8.0 million in funds drawn from its Revolver (note 5).

The assets acquired consist of oil and gas leases and the associated mineral interests, oil and gas wells, a field office building and associated land, vehicles and other miscellaneous equipment. The Company also acquired various contracts. The Company, utilizing the assistance of third-party valuation specialists to estimate fair value, has determined that substantially all of the fair value of the assets acquired are related to the production assets and, as such the Enervest Acquisition does not meet the definition of a business. Therefore, the Company has accounted for the transaction as an asset acquisition and has allocated the purchase price based on the relative fair value of the assets acquired.

In determining the relative fair value, the fair value of the production assets was determined using the income approach using Level 3 inputs according the ASC 820, Fair Value, hierarchy. The fair value of the other assets was determined using the market approach using Level 3 inputs. The determination of the fair value of the oil and gas and other property and equipment acquired and accrued liabilities assumed required significant judgement, including estimates relating to the production assets and the other assets acquired. The Company assumed $1.8 million in ARO, $162,000 in firm transportation contract obligation and $247,000 in accounts payable and accrued liabilities associated with the acquired assets. Below is the detail of the assets acquired (in thousands):

Identifiable assets acquired:
Assets:
Proved (producing) oil and gas properties	$20,948
Property, plant and equipment	150
Total identified assets	$21,098

The Company commenced operations on April 3, 2017. The Enervest Acquisition closed August 15, 2017, and accordingly, the Company’s consolidated statements of operations for the period ended December 31, 2017 includes the results of operations from August 15, 2017 to December 31, 2017 of the properties acquired, including approximately $2.27 million of revenue.

The Company incurred transaction costs related to the Enervest Acquisition in the amount of approximately $248,000. As the acquisition was accounted for as an asset acquisition, these transaction costs were capitalized and are included in oil and gas properties- proved, net on the consolidated balance sheet.

Cabot

On September 29, 2017, the Company acquired natural gas producing properties and related facilities as well as transmission pipeline facilities and equipment located predominantly in the state of West Virginia for a purchase price of $41.3 million, subject to normal purchase adjustments, with an effective date of April 1, 2017 for oil and gas assets and September 29, 2017, for the corporate entity acquired (the “Cabot Acquisition”). Consideration to fund the Cabot Acquisition was provided by contributions from the Company’s members of $11.0 million and $20.4 million in funds drawn from its Revolver (note 5).

The Cabot Acquisition qualified as a business combination as defined by ASC 805, Business Combinations and, as such, the Company estimated the fair value of the assets acquired and liabilities assumed as of the closing date of September 29, 2017.

The Company, utilizing the assistance of third-party valuation specialists, considered various factors in its estimate of fair value of the acquired assets and liabilities including (i) reserves, (ii) production rates, (iii) future operating and development costs, (iv) future commodity prices, including price differentials, (v) future cash flows, (vi) a market participant-based weighted average cost of capital, and (vii) real estate market conditions.

The Company expensed approximately $660,000 of transaction and due diligence costs related to the Cabot Acquisition that were included in general and administrative expenses in the accompanying consolidated statement of operations for the period ended December 31, 2017.

The allocation of the purchase price is considered preliminary and is subject to change upon completion of the determination of the fair value of all assets acquired and liabilities assumed. The Company continues to work with our third-party valuation specialists to finalize the fair value of the buildings, pipeline facilities and equipment and oil and gas assets and expects to finalize the valuation by no later than September 29, 2018. The following table summarizes the preliminary consideration paid and the estimated fair value of the assets acquired, and liabilities assumed.

Consideration paid:
Cash consideration	$34,383

Recognized amounts of identifiable assets acquired and liabilities assumed:
Proved oil and gas properties	$49,920
Property, plant and equipment	7,744
Inventory	467
Accounts receivable – trade receivables	850
Furniture and fixtures, computer hardware and software, and other equipment	22
Firm transportation contract obligation	(18,966)
Production and property taxes	(2,370)
Asset retirement obligation	(2,020)
Accounts payable and accrued liabilities	(1,264)
Total net assets acquired	$34,383

The Company commenced operations on April 3, 2017. The Cabot Acquisition closed September 29, 2017, and accordingly, the Company’s consolidated statement of operations for the period ended December 31, 2017 includes the results of operations from September 29, 2017 to December 31, 2017 of the properties acquired, including approximately $22.0 million of revenue.

Note 4 – Property and Equipment

Net property and equipment at December 31, 2017 consists of the following (in thousands):

Oil and gas properties:
Proved oil and gas properties	$84,255
Unproved properties not subject to depletion	1,780
Accumulated depreciation, depletion and amortization	(1,633)
Net oil and gas properties	84,402

Pipeline facilities and equipment	9,339
Base gas	2,122
Buildings	1,247
Vehicles	550
Furniture and fixtures, computer hardware and software, and other equipment	225
Accumulated depreciation and amortization	(806)
Net other property and equipment	10,555

Total property and equipment	$97,079

The Company had approximately $1.8 million at December 31, 2017, of unproved oil and gas properties not subject to depletion. At December 31, 2017, the Company’s unproved properties consist principally of leasehold acquisition costs in Tennessee.

During the period from Inception through December 31, 2017, no expiring leasehold costs were reclassified into proved property. The costs not subject to depletion relate to unproved properties that are excluded from amortized capital costs until it is determined whether or not proved reserves can be assigned to such properties. These costs do not relate to any individually significant projects. The excluded properties are assessed for impairment at least annually.

Depletion expense related to oil and gas properties for the period from Inception through December 31, 2017 was approximately $1.6 million, or $0.25 per Mcfe. Depreciation and amortization expense related to buildings, furniture and fixtures, computer hardware and software, and other equipment for the period from Inception through December 31, 2017 was approximately $806,000.

Note 5 – Revolver

On April 3, 2017, Carbon Appalachia Enterprises entered into a 4-year $100.0 million senior secured asset-based revolving credit facility with LegacyTexas Bank (the “Revolver”) with an initial borrowing base of $10.0 million.

On August 15, 2017, in connection with and concurrently with the closing of the Enervest Acquisition, the borrowing base of the Revolver increased to $22.0 million and Carbon Appalachia Enterprises borrowed $8.0 million from the Revolver to partially fund the Enervest Acquisition.

On September 29, Carbon Appalachia Enterprises amended the Revolver, resulting in a borrowing base of $50.0 million with redeterminations as of April 1 and October 1 each year and the addition of East West Bank as a participating lender. In connection with and concurrently with the closing of the Cabot Acquisition, Carbon Appalachia Enterprises borrowed $20.4 million from the Revolver to partially fund the Cabot Acquisition.

On November 30, 2017, Carbon Appalachia Enterprises amended the Revolver, resulting in the addition of Bank SNB as a participating lender. The borrowing base of $50.0 million and commitment of $100.0 million was unchanged.

The Revolver bears interest at an applicable margin ranging from 3.00% to 4.00%, depending on utilization, plus the applicable 30, 60 or 90-day London interbank offered rate (“LIBOR”), at the Company’s election. As of December 31, 2017, the Company’s effective borrowing rate on the Revolver was 5.34%. In addition, the Revolver includes a 0.50% unused available line fee.

As of December 31, 2017, the Revolver has an outstanding balance of $38.0 million and a borrowing base of $50.0 million. The maximum principal amount available under the Revolver is based upon the borrowing base attributable to the Company’s proved oil and gas reserves which is determined at least semi-annually.

The Revolver is secured by all of the assets of the Company. The Revolver requires the Company, as of each quarter end, to hedge 75% of its anticipated production for the next 30 months. Distributions to equity members are generally restricted.

In the event of default or deficiency in borrowing base, an additional 2.0% interest rate would apply. In such event, a cure period exists allowing the Company to obtain compliance.

The Company incurred fees directly associated with the issuance of the Revolver and amortizes these fees over the life of the Revolver. The current portion of these fees are recorded as prepaid expense and deposits and the non-current portion as other non-current assets for a combined value of $584,000 as of December 31, 2017. From Inception through December 31, 2017, the Company amortized approximately $79,000 associated with these fees.

The Revolver agreement requires the Company to maintain certain financial and non-financial covenants which include the following ratios: leverage ratio, current ratio, and other qualitative covenants as defined in the Revolver agreement including commodity hedging requirements. As of December 31, 2017, the Company was compliant with its financial covenants. The Revolver is secured by all of the assets of the Company.

Interest Expense

For the period of Inception through December 31, 2017, the Company incurred interest expense of approximately $891,000 which approximately $79,000 was amortization of the Revolver issuance costs.

Note 6 – Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities at December 31, 2017 consists of the following (in thousands):

Accounts payable	$3,878
Marketing gas sales	2,467
Accrued ad valorem taxes	1,812
Accrued lease operating	1,135
Transportation, gathering and compression	699
Property and production taxes	674
Suspense payable	544
Accrued interest	106
Other	755
Total accounts payable and accrued liabilities	$12,070

Note 7 – Fair Value Measurements

Authoritative guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. The guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions of what market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of the inputs as follows:

Level 1:	Quoted prices are available in active markets for identical assets or liabilities;

Level 2:	Quoted prices in active markets for similar assets or liabilities that are observable for the asset or liability; or

Level 3:	Unobservable pricing inputs that are generally less observable from objective sources, such as discounted cash flow models or valuations.

Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s policy is to recognize transfers in and/or out of fair value hierarchy as of the end of the reporting period for which the event or change in circumstances caused the transfer. The Company has consistently applied the valuation techniques discussed below throughout the period presented.

The following table presents the Company’s financial assets that were accounted for at fair value on a recurring basis as of December 31, 2017 by level within the fair value hierarchy (in thousands):

	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total
Assets:
Commodity derivatives - current	$-	$1,884	$-	$1,884
Commodity derivatives – other long-term assets	$-	$155	$-	$155

As of December 31, 2017, the Company’s commodity derivative financial instruments are comprised of natural gas and oil swap and collar agreements. The fair values of these agreements are determined under an income valuation technique. Swaps are valued using the income technique. Collars are valued using the option model. The valuation model requires a variety of inputs, including contractual terms, published forward prices, volatilities for options and discount rates, as appropriate. The Company’s estimates of the fair value of derivatives include consideration of the counterparty’s credit worthiness, the Company’s credit worthiness and the time value of money. The consideration of these factors results in an estimated exit-price for each derivative asset or liability under a market place participant’s view. All the significant inputs are observable, either directly or indirectly; therefore, the Company’s derivative instruments are included within the Level 2 fair value hierarchy. The counterparty for all the Company’s outstanding commodity derivative financial instruments as of December 31, 2017 is BP Energy Company (“BPEC”).

Assets and Liabilities Measured and Recorded at Fair Value on a Non-Recurring Basis

Acquired accounts receivable, accounts payable, and other accrued liabilities were determined to be representative of fair value given their short-term nature. Acquired base gas and gas inventory was valued based on prevailing market rates for natural gas on the closing date of September 29, 2017.

The fair values of each of the following assets and liabilities measured and recorded at fair value on a non-recurring basis are based on unobservable pricing inputs and therefore, are included within the Level 3 fair value hierarchy.

Asset Retirement Obligation

The fair value of the Company’s asset retirement obligation liability is calculated as of the date of closing of each of the Company’s acquisitions, when the liability was assumed, by estimating i) the cost of abandoning oil and gas wells ranging from $15,000 to $30,000 based on market participant expectations for similar work; ii) the timing of reclamation ranging from 2-75 years based on economic lives of its properties as estimated by reserve engineers; iii) an inflation rate between 1.81% and 2.04%; and iv) a credit adjusted risk-free rate of 6.59%, which takes into account the Company’s credit risk and the time value of money (asset acquisitions) or a range of 13.5% - 15.0% representing a market participant’s weighted average cost of capital (business combinations). Given the unobservable nature of the inputs, the initial measurement of the asset retirement obligation liability is deemed to use Level 3 inputs (see note 2). During the period from Inception through December 31, 2017, the Company recorded asset retirement obligation assumed of approximately $4.6 million.

Firm Transportation Obligation

The Company assumed liabilities associated with firm transportation contracts in connection with the Enervest Acquisition and Cabot Acquisition. The fair value of these acquired firm transportation obligations was estimated based upon i) the contractual obligations assumed by the Company (including the length of contracts, committed volumes, and demand charges described in note 9), ii) estimated usage from a market-participant perspective, and iii) a discount rate of 15.0% based upon a market participant’s estimated weighted average cost of capital.

Class B Units

The Company issued Class B units to Carbon as part of entering into the Carbon Appalachia LLC Agreement. The $924,000 fair value of the Class B units was estimated by the Company utilizing the assistance of third-party valuation specialists. The fair value was based upon enterprise values derived from inputs including estimated future production rates, future commodity prices including price differentials as of the date of closing, future operating and development costs and comparable market participants.

Acquired Assets

For assets accounted for as business combinations, including the Knox-Coalfield Acquisition and Cabot Acquisition (see note 3), to determine the fair value of the assets acquired, the Company primarily used the income approach and made market assumptions as to projections of estimated quantities of oil and natural gas reserves, future production rates, future commodity prices including price differentials as of the date of closing, future operating and development costs, a market participant weighted average cost of capital, and the condition of vehicles and equipment.

For the assets acquired in the Enervest Acquisition and accounted for as an asset acquisition, to determine the fair value of the assets acquired, the Company primarily used the income approach and made market assumptions as to projections of estimated quantities of oil and natural gas reserves, future production rates, future commodity prices including price differentials as of the date of closing, future operating and development costs and its weighted average cost of capital.

Note 8 – Commodity Derivatives

The Company entered into commodity-based derivative contracts at various times during 2017 to manage exposures to commodity price on certain of its oil and natural gas production. The Company does not hold or issue derivative financial instruments for speculative or trading purposes.

Pursuant to the terms of the Company’s Revolver, the Company has entered into derivative agreements to hedge certain of its oil and natural gas production for 2017 through 2020. As of December 31, 2017, these derivative agreements consisted of the following:

	Natural Gas Swaps		Natural Gas Collars		Oil Swaps
		Weighted		Weighted		Weighted
		Average		Average Price		Average
Year	MMBtu	Price (a)	MMBtu	Range (a)	Bbl	Price (b)

2018	9,100,000	$2.99	3,630,000	$2.85 - $3.85	15,000	$51.74
2019	11,515,000	$2.86	480,000	$2.85 - $3.19	12,000	$50.35
2020	3,792,000	$2.83	-	-	-	$-

(a)	NYMEX Henry Hub Natural Gas futures contract for the respective period.
(b)	NYMEX Light Sweet Crude West Texas Intermediate futures contract for the respective period.

For its swap instruments, the Company receives a fixed price for the hedged commodity and pays a floating price to the counterparty. The fixed-price payment and the floating-price payment are netted, resulting in a net amount due to or from the counterparty. Collars are designed to establish floor and ceiling prices on anticipated future oil and gas production. The ceiling establishes a maximum price that the Company will receive for the volumes under contract, while the floor establishes a minimum price.

The following table summarizes the fair value of the derivatives recorded in the consolidated balance sheet as of December 31, 2017. These derivative instruments are not designated as cash flow hedging instruments for accounting purposes (in thousands):

Commodity derivative contracts:
Current assets	$1,884
Other non-current assets	$155

The table below summarizes the commodity settlements and unrealized gains and losses related to the Company’s derivative instruments for the period from Inception through December 31, 2017 and are included in commodity derivative gain or loss in the accompanying consolidated statement of operations.

Commodity derivative contracts:
Commodity derivative gain - realized	$506
Commodity derivative gain - unrealized	2,039

Total commodity derivative gain	$2,545

Commodity derivative gain, inclusive of unrealized gain, is included in cash flows from operating activities in the consolidated statement of cash flows.

The counterparty in the Company’s derivative instruments is BPEC. The Company has entered into an International Swaps and Derivative Association, Inc. (“ISDA”) Master Agreement with BPEC that establishes standard terms for the derivative contracts and an inter-creditor agreement with Revolver participating lenders and BPEC whereby any credit exposure related to the derivative contracts entered into by the Company and BPEC is secured by the collateral and backed by the guarantees supporting the credit facility.

The Company nets its derivative instrument fair value amounts executed with its counterparty pursuant to an ISDA master agreement, which provides for the net settlement over the term of the contracts and in the event of default or termination of the contracts. The Company’s derivative instruments are recorded as assets in the Balance Sheet as of December 31, 2017.

			Net
	Gross		Recognized
	Recognized	Gross	Fair Value
	Assets/	Amounts	Assets/
Consolidated Balance Sheet Classification	Liabilities	Offset	Liabilities

Commodity derivative assets:
Commodity derivative asset	$2,288	$(404)	$1,884
Other non-current assets	1,150	(995)	155
Commodity derivative assets	$3,438	$(1,399)	$2,039

Commodity derivative liabilities
Commodity derivative liability	$404	$(404)	$-
Other non-current liabilities	995	(955)	-
Total derivative liabilities	$1,399	$(1,399)	$-

Due to the volatility of oil and natural gas prices, the estimated fair values of the Company’s derivatives are subject to large fluctuations from period to period.

Note 9 – Commitments and Contingencies

In connection with the Enervest Acquisition and Cabot Acquisition, the Company acquired long-term firm transportation contracts that were entered into to ensure the transport for certain gas production to purchasers. Firm transportation volumes and the related demand charges for the remaining term of these contracts at December 31, 2017 are summarized in the table below.

Period	Dekatherms per day	Demand Charges
Jan 2018 – October 2020	6,300	$0.21
Jan 2018 – May 2027	29,900	$0.21
Jan 2018 – August 2022	19,441	$0.56

Liabilities of approximately $19.0 million and $162,000 related to firm transportation contracts assumed in the Cabot Acquisition and Enervest Acquisition, respectively, which represent the remaining commitments, are reflected on the Company’s consolidated balance sheet as of December 31, 2017. The fair values of these firm transportation obligations were determined based upon the contractual obligations assumed by the Company and discounted based upon the Company’s effective borrowing rate. These contractual obligations are being amortized monthly as the Company pays these firm transportation obligations in the future.

Legal and Environmental

We are not aware of any legal or environmental material pending or threatened litigation or of any proceedings known to be contemplated by governmental authorities or regulators which are, or would be, likely to have a material adverse effect upon the Company or our operations, taken as a whole.

Note 10 – Members’ Equity

On April 3, 2017, Carbon, Yorktown and Old Ironsides entered in to a limited liability company agreement (the “Carbon Appalachia LLC Agreement”), with an initial equity commitment of $100.0 million. The initial capital commitment percentages of Carbon, Yorktown and Old Ironsides was 2.0%, 24.5% and 73.5%, respectively.

On April 3, 2017, the Company (i) issued 240; 2,940; and 8,820 Class A Units at a value of $1,000 per Class A Unit to Carbon, Yorktown and Old Ironsides, respectively, for an aggregate cash consideration of $12.0 million, (ii) issued Class B Units to Carbon, and (iii) issued Class C Units to Carbon. See additional information related to each class described below. The proceeds contributed to the Knox-Coalfield Acquisition.

On April 3, 2017, in connection with the Carbon Appalachia LLC Agreement, Carbon issued to Yorktown a warrant to purchase shares of Carbon’s common stock at an exercise price dictated by the warrant agreement (the “Appalachia Warrant”). The exercise price for the Appalachia Warrant is payable exclusively with Class A Units of the Company held by Yorktown.

On August 15, 2017, the Carbon Appalachia LLC Agreement was amended and, as a result, Carbon would contribute its initial commitment of future capital contributions as well as Yorktown’s, and Yorktown would not participate in future capital contributions. The Company issued 3,710 and 10,290 Class A Units to Carbon and Old Ironsides, respectively, for an aggregate cash consideration of $14.0 million, the proceeds of which contributed to the Enervest Acquisition purchase.

On September 29, 2017, the Company issued 2,915 and 8,085 Class A Units to Carbon and Old Ironsides, respectively, for an aggregate cash consideration of $11.0 million, the proceeds of which contributed to the Cabot Acquisition purchase.

On November 1, 2017, Yorktown exercised the Appalachia Warrant, resulting in Carbon acquiring all of Yorktown’s 2,940 Class A Units.

Class A Units

As of December 31, 2017, the Company had 37,000 Class A Units outstanding, of which 9,805 and 27,195 Class A Units were held by Carbon and Old Ironsides, respectively.

Holders of Class A units i) can designate person(s) to serve on the board of directors (currently three for Old Ironsides and one for Carbon), ii) have the right to vote equal to the number of outstanding Class A units held on each and every matter submitted to the members for approval, and iii) shall be required to make capital contributions to the Company as capital calls which are unanimously approved by the majority of the members of the class. Failure to make the required capital contributions results in the member receiving a status of defaulting member. The units are recorded as members’ contribution in the statement of members’ equity.

Class B Units

As of December 31, 2017, the Company had 1,000 Class B Units outstanding, of which Carbon held all such units.

Holders of Class B Units i) have no obligation to make capital contributions, ii) have no voting rights, and iii) have the ability to participate in profits interest after certain return thresholds to holders of Class A Units are met (see “Distributions” below).

Class C Units

As of December 31, 2017, the Company had 121 Class C Units outstanding, of which Carbon held all such units. Carbon acquired its Class C Units in connection with its contribution to the Company of a portion of its working interest in Carbon’s undeveloped properties in Tennessee. If the Company agrees to drill wells on these properties, the Company will pay 100% of the cost of drilling and completion of the first 20 wells to earn a 75% working interest in such properties. Carbon, through its subsidiary, Nytis LLC, will retain a 25% working interest in the properties. No value was assigned to the Class C Units after consideration of all contemplated transactions and the entering into of the Carbon Appalachia LLC Agreement. No activity was performed related to the undeveloped properties in Tennessee during 2017.

Holders of Class C Units i) have no obligation to make capital contributions, ii) have no voting rights except in very limited circumstances where its interests may be adversely affected, and iii) participate in distributions as outlined below (see “Distributions” below).

Distributions

The Company’s board of directors will determine, by unanimous approval, any distributions. Distributions will first be allocated to Class C members, then to Class A and Class B members.

Class A Units are entitled to a priority amount that requires that at the time of each distribution the Class A Unit receive an amount equal to an internal rate of return of 10% of the aggregate capital contributed in exchange for the Class A Unit (the Priority Amount”).

Until such time as the Priority Amount of each Class A Unit has been reduced to zero, distributions are distributed i) first to holders of Class C Units and ii) then to holders of Class A Units in proportion to their Class A Priority Amount.

After the Priority Amount has been reduced to zero, i) 80% of distributions are allocated between holders of Class A and Class C Units based on the proportionate share, and ii) 20% of distributions are allocated holders of Class B Units.

Sharing Percentage

The sharing percentage of each member shall equal the aggregate number of units held by such member divided by the aggregate number of units then outstanding (“Sharing Percentage”), as defined in the Carbon Appalachia Company, LLC Agreement, as amended, and is applicable to each class of units.

The term “Aggregate Sharing Percentage” refers to the aggregated sharing percentage when taking into consideration all classes of ownership.

Drag-along Rights

Old Ironsides may elect to execute a “Drag-Along” sale which the parameters and specifics are disclosed in the limited liability company agreement.

Note 11 – Related Parties

During the period ended December 31, 2017, the Company was engaged in the following transactions with related parties (in thousands):

On April 3, 2017, as part of entry into the Carbon Appalachia LLC Agreement and the associated transactions, Carbon received 1,000 Class B Units and 121 Class C Units, which each represent 100% of their respective class.

Nytis Exploration Company, Inc (“Nytis”) is a wholly-owned subsidiary of Carbon and the operator of the Company’s properties through an operating agreement. The operating agreement includes direct reimbursements and direct allocations made under the agreement. Approximately $1.2 million in reimbursements was included in due to related parties as of December 31, 2017.

Management services

On April 3, 2017, the Company entered into a management service agreement with Carbon whereby Carbon provides general management and administrative services to the Company. The Company initially paid Carbon a quarterly fee of $75,000; however, subsequent to the Enervest Acquisition, the amount of the reimbursement to Carbon now varies quarterly based upon the percentage of production of the Company as a percentage of the total volume of production from Carbon and the Company. The Company reimburses Carbon for all management related expenses such as travel, required third-party geological and/or accounting consulting, and other necessary expenses incurred by Carbon in the normal course of managing the Company.

The Company incurred approximately $1.6 million in management reimbursements for the period Inception through December 31, 2017, of which $1.3 million was recorded as management reimbursements, related party in the statement of operations. Approximately $679,000 was included in due to related parties as of December 31, 2017.

Note 12 – Supplemental Cash Flow Disclosure

Supplemental cash flow disclosures for period from Inception through December 31, 2017 are presented below (in thousands):

Cash paid during the period for:
Interest payments	$706
Non-cash transactions:
Increase in acquired asset retirement obligations	4,591
Increase in accounts payable and accrued liabilities included in oil and gas properties	32
Accounts payable and accrued liabilities assumed in oil and gas properties (Note 4)	3,667

Note 13 – Subsequent Events

The Company evaluated activities from December 31, 2017, to the date of the independent registered public accountants report, the date these financial statements were available for issuance, and there are no subsequent events requiring recognition or disclosure.